EXHIBIT 99-77C


      An annual meeting of the stockholders of the Company was held on November 14, 2008 to consider and act upon the election of two persons to the Board of Directors of the Company as Class C directors, to serve until the third succeeding annual meeting of stockholders of the Company or until such person shall resign, be removed or otherwise leave office. The stockholders also had to consider and act upon the approval of the Company's deregistration from the Investment Company Act of 1940.

      The holders of 6,629,107 shares of Common Stock of the Company were entitled to vote at the meeting, of which 5,538,328 shares of common stock were represented in person or by proxy. The stockholders voted as follows with respect to the:

      Election of Class C directors to a term expiring in 2011 --

         Name                         For               Withheld Authority
         ----                         ---               ------------------

    Steven G. Barringer             3,595,673              2,220,033

    Jeanne Hood                     3,591,973              2,223,733


      Proposal to approve the Company's deregistration from the Investment Company Act of 1940 -

                                       For                   Against
                                       ---                   -------

                                    3,595,673               2,220,033